Exhibit 99.1

Evofem Biosciences Announces Financial Results for the Second Quarter of 2023

— On track to achieve third consecutive year of revenue growth –

— Second consecutive quarter of favorable net product sales to sales and marketing expense ratio —

— Reduced total operating expenses 68% —

— Decreased loss from operations by 70% —

SAN DIEGO, CA, August 14, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFM) today announced financial results for the second quarter and first half of 2023.

“This marks the second consecutive quarter in which our net product sales surpassed our sales and marketing costs. Our small but mighty sales team of 16 sales representatives consistently generates weekly Phexxi prescriptions of 2,000 or more, and I want to commend them for their hard work which continues to deliver tangible results,” said Saundra Pelletier, CEO of Evofem Biosciences. “The reported net sales were lower than anticipated due to unexpected returns received in the second quarter of product with short-dated shelf life. We do not anticipate similar returns of short-dated Phexxi to impact future quarters’ net revenue, and we remain on track to deliver our third consecutive year of Phexxi net sales growth.”

Financial Results

For the three months ended June 30, 2023, net product sales were $2.5 million compared to $6.0 million in the prior year period. The 59% decrease was primarily due to lower Phexxi® (lactic acid, citric acid and potassium bitartrate) ex-factory unit sales due to the absence of marketing and DTC promotion and the 73% reduction in sales force in the current period, coupled with $1.6 million in product returns in the current period; this was product manufactured to meet anticipated demand based on pre-launch, pre-COVID sales forecasting. At the time of manufacture, the product shelf life was 30 months. We succeeded in extending the product shelf life to 48 months in June 2022, but product sold prior to that date could not be relabeled. Because COVID hindered our ability to access HCPs, fully execute on our commercial strategy and meet forecasted sales levels, some of the 30-month labelled product was returned. These factors were offset, in part, by more favorable payer coverage in the current period.

Total operating expenses decreased 68% to $9.8 million, compared to $30.5 million in the prior year period.

●	We decreased selling and marketing costs by 82% to $2.2 million, compared to $12.3 million in the prior year. The decrease largely reflects lower marketing and DTC promotion costs, lower media agency fees, and a 73% reduction in sales force and 100% reduction in marketing headcount in the current period compared to the second quarter of 2022.

●	Our research and development costs decreased 95% to $0.4 million, compared to $7.7 million in the prior year period.

●	Our general and administrative costs decreased 46% to $4.9 million, compared to $9.1 million in the prior year period.

●	Cost of goods sold increased 78% to $2.3 million, compared to $1.3 million in the prior year period, primarily due to a $1.1 million inventory excess and obsolete reserve recorded in the current period. Additionally, several lots were re-packaged in order to comply with the extended shelf life approved by the FDA in June 2022; this re-package work increased cost of goods sold in the second quarter of 2023 but will lead to less excess and obsolete inventory going forward.

As a result, net loss attributable to common stockholders improved to $8.6 million, or $(5.43) per share, for the three months ended June 30, 2023, compared with a net loss attributable to common shareholders of $124.1 million, or $(580.48) per share, for the three months ended June 30, 2022.

Liquidity

In April 2023, we raised $0.5 million in net proceeds through the sale and issuance of senior secured convertible notes and warrants to certain investors.

At June 30, 2023, we had $0.6 million of restricted and unrestricted cash, as compared to $4.8 million of restricted and unrestricted cash at December 31, 2022.

Subsequent Material Events

●	Raised $1.0 million in net proceeds through the sale and issuance of senior secured convertible notes and warrants to certain investors in July 2023.

●	In July 2023, our board of directors adopted and approved an amendment and restatement of our Amended and Restated Bylaws. Among the changes, i) Board Consent is no longer required to reschedule the Company’s annual meeting and ii) the proportion of shares present required to constitute a quorum at a meeting of stockholders changed from a majority to one-third of the outstanding shares of stock entitled to vote, as permitted under § 216 of the Delaware General Corporation Law.

●	Raised $0.5 million in net proceeds, after deducting legal fees and offering costs, through the sale and issuance of senior secured convertible notes and warrants to certain investors in August 2023.

●	In August 2023, the Company filed a Certificate of Designation of Series E-1 Convertible Preferred Stock, par value $0.0001 per share. An aggregate of 2,300 shares was authorized, are convertible into shares of Common Stock at a conversion price of $0.40 per share and are both counted toward quorum based on, and have voting rights equal to, the number of shares of Common Stock into which the Series E-1 Convertible Preferred Shares are then convertible. The Series E-1 Convertible Preferred Shares are entitled to dividends, payable in shares of Common Stock. As filed with the SEC on form 8-K on August 10, 2023, certain investors party to the December 2022 Notes and the February 2023 Notes exchanged $1.8 million total notes for 1,800 shares of Series E-1 Preferred Stock.

About Evofem Biosciences

Evofem Biosciences, Inc., is focused on commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

— Financial Tables Follow —

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	As of
	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$-	$2,769
Restricted cash	636	1,207
Trade accounts receivable, net	5,198	1,126
Total current liabilities	69,716	93,830
Total stockholders’ deficit	(55,664)	(71,800)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$14,074	$25,163

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Product sales, net	$2,458	6,034	$8,267	$10,285

Operating Expenses:
Cost of goods sold	2,293	1,285	3,669	2,351
Research and development	402	7,744	942	18,135
Selling and marketing	2,197	12,298	6,051	25,003
General and administrative	4,902	9,126	8,520	18,144
Total operating expenses	9,794	30,453	19,182	63,633
Loss from operations	(7,336)	(24,419)	(10,915)	(53,348)
Other income (expense):
Interest income	8	4	26	5
Other expense, net	(1,127)	(415)	(1,445)	(886)
Loss on issuance of financial instruments	(27)	(71,150)	(111)	(72,002)
Change in fair value of financial instruments	(73)	(29,980)	1,539	(31,614)
Total other income (expense), net	(1,219)	(101,541)	9	(104,497)
Loss before income tax	(8,555)	(125,960)	(10,906)	(157,845)
Income tax expense	(3)	(20)	(6)	(23)
Net loss	(8,558)	(125,980)	(10,912)	(157,868)
Convertible preferred stock deemed dividends	-	1,908	-	1,827
Net loss attributable to common stockholders	$(8,558)	$(124,072)	$(10,912)	$(156,041)
Net loss per share, basic and diluted	$(5.43)	$(580.48)	$(6.60)	$(169.73)
Weighted-average shares used to compute net loss, basic and diluted	1,576,158	217,028	1,654,026	930,112